EXHIBIT 10.6

 EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of February 15, 2012 (the “Effective Date”), is between Transdel Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Joachim P.H. Schupp, M.D.  (the “Executive”). Unless otherwise specified, capitalized terms used in this Agreement are defined in Section 21.

1.   Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement. The initial period of Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue until the fourth anniversary of the Effective Date, unless sooner terminated in accordance with Section 4 or extended by mutual written agreement of the parties (the “Term”).

2.   Duties and Responsibilities.

(a)   During the Term, Executive shall serve as the Company’s Chief Medical Officer, and shall perform the customary duties of this position, and such other duties as may be reasonably assigned to Executive by the Board, and shall exercise such supervision and powers over and with regard to the business of the Company customarily associated with each such position.  Executive shall be based in the Company’s principal executive offices in San Diego, California, although the parties understand that reasonable travel shall be required in the performance of Executive’s duties under this Agreement.

(b)   Executive shall devote at least forty (40) hours each week to the business of the Company, and shall perform Executive’s duties faithfully and in compliance with the law.  Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business or consulting activity (whether or not pursued for pecuniary advantage) that interferes with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company, without the prior consent of the Board (which shall not be unreasonably withheld).  It shall not be a violation of this Agreement for Executive to serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments.

(c)   Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

(d)   If Executive’s employment with the Company terminates for any reason, Executive shall immediately resign all positions that Executive then holds with the Company or any of its Affiliates. If Executive fails to so resign, the Board shall thereupon have the right to remove Executive from all such positions without further action or notice.

3.   Compensation and Benefits.

(a)   Base Salary. During the Term, Executive’s annual base salary (“Base Salary”) shall be $204,000, subject to review at least annually and may be increased (but not decreased) by the Committee in its sole discretion. Notwithstanding the foregoing, Executive’s Base Salary may be decreased in accordance with a uniform reduction in base salaries applicable to all senior executives of the Company.

(b)   Equity Compensation.

(i)
Concurrent with the execution of this Agreement, the Board shall approve and document the grant to Executive of a non-qualified stock option to purchase 3,000,000 shares of the Company’s common stock (the “Option”) on the date that this Agreement is entered into (the “Date of Grant”), pursuant to the terms and conditions of the Company’s 2007 Stock Incentive and Awards Plan, as may be amended from time to time (the “Plan”) and as provided in the Option Agreement attached hereto as Exhibit A.  The exercise price per share of the Option will be equal to the closing sale price of one share of the Company’s common stock on the Date of Grant.

(ii)	The Option shall vest contingent on Executive’s continued service as an employee, director or consultant of the Company, consistent with Exhibit A.

(iii)
In the event of a Change of Control, the vesting of the Option shall accelerate and all restrictions on exercise will lapse such that, immediately prior to the closing of the Change of Control, the Option shall be fully vested and exercisable with respect to all shares of Company common stock then subject to Exhibit A.

For purposes of this Agreement, “Change of Control” shall mean a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company, including DermaStar International, LLC) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company.

(iv)
As further described in the Option Agreement, if the Company terminates the Executive’s employment other than for Cause, Executive shall be entitled to exercise the portion of the Option that was vested as of the date of termination.

(v)
Executive hereby covenants and agrees that Executive shall not sell more than five percent (5%) of the shares of common stock acquired by Executive upon exercise of the Option during any single month without the express consent of the Board; provided, however, that Executive shall be permitted to transfer such common stock to members of Executive’s immediate family or to a trust the beneficiaries of which are exclusively Executive and/or a member or members of Executive’s immediate family, provided, further, that prior to any such transfer, each transferee shall execute an agreement pursuant to which each transferee shall agree to receive and hold such securities subject to the provisions of this Section 3(b)(v).

(c)   Benefits. During the Term, Executive shall be eligible to participate in all of the Company’s employee benefit plans as in effect from time to time (if any) and subject to the terms and conditions thereof, consistent with an employee of Executive’s position. Executive acknowledges and agrees that the Company currently offers no employee benefits; however, the Company intends to offer such employee benefits in the near future.

(d)   Business Expenses. The Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company under this Agreement, provided that such expenses are incurred for business reasons and Executive has timely provided to the Company, in form and substance reasonably satisfactory to the Company, appropriate documentation evidencing such expenses.

(e)   Clawback Policy. Notwithstanding anything to the contrary in this Agreement, all incentive-based compensation payable to Executive shall be subject to any clawback policy adopted by the Company from time to time, including but not limited to any such clawback policies adopted in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

4.   Termination of Employment.

(a)   Termination by the Company.  The employment of Executive shall be “at-will” at all times.  The Company may terminate Executive’s employment with the Company at any time, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  The Company may terminate Executive’s employment for Cause without any advance notice.  The Company may terminate Executive’s employment at any time without Cause upon sixty (60) days’ prior written notice of its intention to terminate Executive’s employment.  During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder.

(b)   Death. Executive’s employment shall terminate upon Executive’s death.

(c)   Disability. If the Company determines in good faith that Executive is Disabled during the Term, the Company may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive if, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties with or without a reasonable accommodation.

(d)   Termination by Executive.  Executive may terminate employment with the Company at any time for any reason or no reason at all, upon sixty (60) days’ advance written notice.  During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder.  The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive the Base Salary to which Executive is entitled up through the last day of the sixty (60) day notice period.  Thereafter all obligations of the Company shall cease.

5.   Compensation After Termination of Employment. Upon termination of Executive’s employment under this Agreement during the Term, Executive (or such payee as Executive designates in writing or Executive’s estate) shall be entitled to receive the following compensation:

(a)   Base Salary and Accrued but Unpaid Expenses and Vacation. The Company shall pay Executive any Base Salary for services rendered to the date of termination and any accrued but unpaid expenses required to be reimbursed under this Agreement.

(b)   Other Compensation and Benefits. Except as otherwise provided under this Agreement,

(i)
any other compensation or benefits (including retirement or deferred compensation benefits) to which Executive may be entitled at the time of termination shall be determined and paid in accordance with the terms of such plans, policies, and arrangements providing such compensation or benefits; and

(ii)	Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, with respect to future periods after such termination or resignation.

6.   Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party to this Agreement which shall have accrued under this Agreement prior to such expiration.

7.   Restrictive Covenants.

(a)   Proprietary Information and Invention Assignment.  As a condition of Executive’s employment, shall enter into the Proprietary Information and Invention Assignment Agreement, attached hereto as Exhibit B (the “Proprietary Information Agreement”).

(b)   No Conflict of Interest. During the Term, Executive shall not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the Term. If the Company reasonably determines such a conflict exists during the Term, the Company may ask Executive to choose to discontinue the other work or resign employment with the Company. In addition, Executive agrees not to refer any client or potential client of the Company to competitors of the Company, without obtaining Company’s prior written consent, during the Term.

(c)   Non-Solicitation. Executive understands and agrees that significant information regarding the Company’s employees and customers is treated as confidential and constitutes Proprietary Information (as that term is defined in the Proprietary Information Agreement).  As such, during the Term and for a period of two years thereafter, Executive agrees not to, directly or indirectly, separately or in association with others, use any Proprietary Information to interfere with, impair, disrupt or damage the Company’s relationship with any of its customers or prospective customers. During the Term and for a period of two years thereafter, Executive further agrees not to, directly or indirectly, separately or in association with others, damage the Company’s relationships with its employees by soliciting such employees to leave the employ of the Company.

(d)   Non-Disparagement. During and after the Term, Executive shall not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company, as well as the Company’s employees, officers, directors, agents, successors and assigns.

(e)   Acknowledgment and Enforcement. Executive acknowledges and agrees that (i) the purpose of the foregoing covenants is to protect the goodwill, trade secrets, and Proprietary Information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Proprietary Information to which Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Company in the event Executive breached any of the covenants of this Section 7 or the Proprietary Information Agreement; and (iii) remedies at law (such as monetary damages) for any breach of Executive’s obligations under this Section 7 and Proprietary Information Agreement would be inadequate. Executive therefore agrees and consents that if Executive commits any breach of the covenant under Section 7(b), the Company may demand all unpaid severance benefits shall be immediately forfeited as the Company’s sole remedy under this Agreement and at law, and (II) if Executive commits any breach of a covenant under this Section 7 or threatens to commit any such breach at any time, the Company shall have the right (in addition to, and not in lieu of, any other right or that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

(f)   Effect of Termination of Employment. The period of Executive’s employment for purposes of determining the applicability of the restrictions contained in Section 7 of this Agreement shall include any period during which Executive is employed by the Company’s successors or assigns. Upon termination of employment, as defined herein and for whatever cause, Executive shall immediately deliver to the Company or its successors or assigns, all Company property, including without limitation all Proprietary Information (as defined in the Proprietary Information Agreement).

8.   Cooperation Following Termination of Employment. Executive agrees that, for five years following termination of employment for any reason, Executive shall assist and cooperate with the Company with regard to any matter or project in which Executive was involved during the Term, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, Executive agrees to notify the Company at the earliest reasonable opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of Executive and shall cooperate with Executive in scheduling any assistance by Executive taking into account and not interfering with Executive’s business and personal affairs and shall reasonably compensate Executive for any time spent or expenses associated with such cooperation and assistance.

9.   Withholding of Taxes. The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

10.   Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. The Company shall cause any successor to all or substantially all of its assets or business to assume this Agreement.

11.   Governing Law. This Agreement is being made and executed in and is intended to be performed in the State of California, and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California without regard to its conflict or choice of law rules.

12.   Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any part of this Agreement is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable.

13.   Notices. Any notice, request, claim, demand, document and other communication under this Agreement to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent, by telex, telecopy, facsimile transmission, or certified or registered mail, postage prepaid, as follows:

If to the Company, addressed to:
1302 Waugh Drive, Suite 618
Houston, Texas 77019
Attn: Mark L. Baum

If to Executive, at the home address most recently communicated by Executive to the Company in writing;

or at any other address as any party shall have specified by notice in writing to the other parties in accordance herewith.

14.   Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. This Agreement shall not become enforceable until executed by the Company.

15.   Entire Agreement. The terms of this Agreement and the exhibits and attachments hereto are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company, may not be contradicted by evidence of any prior or contemporaneous agreement, and supersedes any and all prior agreements. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement or the exhibits and attachments hereto.

16.   Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and an independent director of the Company or by an arbitrator or court seeking to render enforceable through “judicial” modification an otherwise unenforceable provision. By an instrument in writing similarly executed, Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, so long as such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17.   Arbitration. The Company and Executive agree to attempt to resolve any dispute between them quickly and fairly. Any dispute related to this Agreement which remains unresolved shall be resolved exclusively by final and binding arbitration conducted in San Diego, California, pursuant to the then-current rules of the American Arbitration Association with respect to employment disputes. The Company shall bear any and all costs of the arbitration process plus, if Executive substantially prevails on all issues raised, any attorneys’ fees incurred by Executive with regard to such arbitration.

18.   No Inconsistent Actions; Cooperation.

(a)   The parties shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(b)   Each of the parties shall cooperate and take such actions, and execute such other documents as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.

19.   No Alienation of Benefits. To the extent permitted by law the benefits provided by this Agreement shall not be subject to garnishment, attachment or any other legal process by the creditors of Executive, Executive’s beneficiary or Executive’s estate.

20.   Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place if such assumption does not occur as a matter of law.

21.   Certain Definitions.

(a)   “Affiliate” means any entity in which the Company has a significant ownership interest as determined by the Committee.

(b)   “Base Salary” is defined in Section 3(a).

(c)   “Board” means the Board of Directors of the Company.

(d)   “Cause” means any act of fraud, intentional misrepresentation, gross or willful negligence, or embezzlement, misappropriation or conversion of assets of the Company or any entity that is directly or indirectly controlled by the Company or any Affiliate, or Executive’s intentional and repeated violation of material written policies or procedures of the Company or its Affiliates after a written demand is delivered to Executive by the Board or its representative, which specifically identifies the manner in which the Board believes that Executive has intentionally and repeatedly violated the material written policies or procedures and Executive has failed to cure such violation within thirty (30) days after receiving such notice, to the extent that such violation is susceptible to cure.

(e)   “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and guidance issued under the Code.

(f)   “Committee” means the Compensation Committee of the Board.

(g)   “Disabled” has the meaning specified Section 22(e)(3) of the Code effective at the time of Executive’s disability.

(h)   “Term” is defined in Section 1.

[Signatures follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

TRANSDEL PHARMACEUTICALS, INC.

By:
Name: Mark L. Baum
Title: Chairman of the Board of Directors

EXECUTIVE

Joachim P.H. Schupp, M.D.

EXHIBIT A

STOCK OPTION AGREEMENT

EXHIBIT B

TRANSDEL PHARMACEUTICALS, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Employee Name:  Joachim P.H. Schupp, M.D.

In consideration of my employment by Transdel Pharmaceuticals, Inc. (the “Company”), I hereby agree to the restrictions and obligations placed by the Company on my use and development of certain information, technology, ideas, inventions and other materials, as set forth in this Employee Proprietary Information and Invention Assignment Agreement (the “Agreement”).

1.   At-Will Employment.  I acknowledge that nothing in this Agreement shall be construed to imply that the term of my employment is guaranteed for any period of time.  Unless otherwise stated in a written agreement signed by a duly authorized representative of the Company other than me, my employment is “at-will” and may be terminated with or without cause and with or without notice.

2.   Proprietary Information.

(a)   Definition.  I understand that the term “Proprietary Information” in this Agreement means any and all information and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me before or after the execution of this Agreement, whether or not marked or identified as confidential or proprietary, pertaining in any manner to the business of or used by the Company and its affiliates, or pertaining in any manner to any person or entity to whom the Company owes a duty of confidentiality.  Proprietary Information includes, but is not limited to, the following types of information and materials:  (i) research, development, technical or engineering information, know-how, data processing or computer software, programs, tools, data, designs, diagrams, drawings, schematics, sketches or other visual representations, plans, projects, manuals, documents, files, photographs, results, specifications, trade secrets, inventions, discoveries, compositions, ideas, concepts, structures, improvements, products, prototypes, instruments, machinery, equipment, processes, formulas, algorithms, methods, techniques, works in process, systems, technologies, disclosures, applications and other materials; (ii) financial information and materials, including, without limitation, information and materials relating to costs, vendors, suppliers, licensors, profits, markets, sales, distributors, joint venture partners, customers, subscribers, members and bids, whether existing or potential; (iii) business and marketing information and materials, including, without limitation, information and materials relating to future development and new product concepts; (iv) personnel files and information about compensation, benefits and other terms of employment of the Company’s other employees and independent contractors; and (v) any other information or materials relating to the past, present, planned or foreseeable business, products, developments, technology or activities of the Company.

(b)   Exclusions.  Proprietary Information does not include any information or materials that I can prove by written evidence (i) is or becomes publicly known through lawful means and without breach of this Agreement by me; (ii) was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions.  However, to the extent the Company owes a duty of confidentiality to a third party with respect to such information, idea or material, such information, idea or material shall continue to be Proprietary Information until such time as the Company’s duty of confidentiality terminates or expires.  If I am uncertain as to whether particular information or materials are Proprietary Information, I will request the Company’s written opinion as to their status.

(c)   Prior Knowledge.  Except as disclosed on Schedule A to this Agreement, to my knowledge, I have no information or materials pertaining in any manner to the business of or used by the Company and its affiliates, other than information I have learned from the Company in the course of being hired and employed.

3.   Restrictions on Proprietary Information.

(a)   Restrictions on Use and Disclosure.  I agree that, during my employment and at all times thereafter, I will hold the Proprietary Information in strict confidence and I will not use, reproduce, disclose or deliver, directly or indirectly, any Proprietary Information except to the extent necessary to perform my duties as an employee of the Company or as permitted by a duly authorized representative of the Company.  I will use my best efforts to prevent the unauthorized use, reproduction, disclosure or delivery of Proprietary Information by others.

(b)   Location.  I agree to maintain at my work station and/or any other place under my control only such Proprietary Information as I have a current “need to know.”  I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists.

(c)   Third Party Information.  I recognize that the Company has received and will receive Proprietary Information from third parties to whom or which the Company owes a duty of confidentiality.  In addition to the restrictions set forth in this Section 3, I will not use, reproduce, disclose or deliver such Proprietary Information except as permitted by the Company’s agreement with such third party.

(d)   Interference with Business.  I acknowledge that, because of my responsibilities at the Company, I will help to develop, and will be exposed to, the Company’s business strategies, information on customers and clients, and other valuable Proprietary Information and trade secrets, and that use or disclosure of such Proprietary Information and trade secrets in breach of this Agreement would be extremely difficult to detect or prove.  I also acknowledge that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets.  Therefore, I agree as follows:

(i)   I shall not, during my employment or for a period of one year following termination of my employment with the Company for any reason, directly or indirectly solicit, induce, recruit, or encourage any officer, director, employee, independent contractor or consultant of the Company who was employed by or affiliated with the Company at the time of my termination to leave the Company or terminate his or her employment or relationship with the Company.

(ii)   I shall not, following the termination of my employment with the Company for any reason, use the Company’s Proprietary Information or trade secrets or any other means that would amount to unfair competition to solicit any of the Company’s customers, clients, vendors, business partners, or suppliers, or otherwise interfere with any business relationship or contract between the Company and any of its customers, clients, vendors, business partners, or suppliers.

I understand and agree that nothing in this Section 3 limits or modifies in any way my duties under any other Section of this Agreement or any applicable law regarding the Company’s Proprietary Information.

4.   Privacy; Protection of Personal Information.

(a)   Privacy.  I acknowledge that the Company may access all information and materials generated, received or maintained by or for me on the premises or equipment of the Company (including, without limitation, computer systems and electronic or voice mail systems), and I hereby waive any privacy rights I may have with respect to such information and materials.

(b)   Protection of Personal Information.  During my employment with the Company and thereafter, I shall hold Personal Information in the strictest confidence and shall not disclose or use Personal Information about other individuals, except in connection with my work for the Company, or unless expressly authorized in writing by an authorized representative of the Company.  I understand that there are laws in the United States and other countries that protect Personal Information, and that I must not use Personal Information about other individuals other than for the purposes for which it was originally used or make any disclosures of other individuals’ Personal Information to any third party or from one country to another without prior approval of an authorized representative of the Company.  I understand that nothing in this Agreement prevents me from discussing my wages or other terms and conditions of my employment with coworkers or others, unless such discussion would be for the purpose of engaging in unfair competition or other unlawful conduct.

(c)   Definition of Personal Information.  “Personal Information” means personally identifiable information about employees, independent contractors or third party individuals, including names, addresses, telephone or facsimile numbers, Social Security Numbers, background information, credit card or banking information, health information, or other information entrusted to the Company.

5.   Inventions.

(a)   Definitions.

(b)   I understand that the term “Inventions” in this Agreement means any and all ideas, concepts, inventions, discoveries, developments, modifications, improvements, know-how, trade secrets, data, designs, diagrams, plans, specifications, methods, processes, techniques, formulas, algorithms, tools, works of authorship, derivative works, software, content, textual or artistic works, mask works, video, graphics, sound recordings, structures, products, prototypes, systems, applications, creations and technologies in any stage of development, whether or not patentable or reduced to practice and whether or not copyrightable, that relate to the business of the Company or its affiliates, or the actual or demonstrably anticipated research or development of the Company or its affiliates.

(c)   I understand that the term “Intellectual Property Rights” in this Agreement means any and all (A) patents, utility models, industrial rights and similar intellectual property rights registered or applied for in the United States and all other countries throughout the world (including all reissues, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof); (B) rights in trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other countries throughout the world, including all registrations and applications for registration of the foregoing and all goodwill related thereto; (C) copyrights (whether or not registered) and rights in works of authorship, databases and mask works, and registrations and applications for registration thereof in the United States and all other countries throughout the world, including all renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (D) rights in trade secrets and other confidential information and know-how in the United States and all other countries throughout the world; (E) other intellectual property or proprietary rights in the United States and all other countries throughout the world, including all neighboring rights and sui generis rights; (F) rights to apply for, file, register establish, maintain, extend or renew any of the foregoing; (G) rights to enforce and protect any of the foregoing, including the right to bring legal actions for past, present and future infringement, misappropriation or other violations of any of the foregoing; and (H) rights to transfer and grant licenses and other rights with respect to any of the foregoing, in the Company’s sole discretion and without a duty of accounting.

(d)   Assignment.  I hereby assign, and agree to assign automatically upon creation, to the Company, without additional compensation, my entire right, title and interest (including, without limitation, all Intellectual Property Rights) in and to (a) all Inventions that are made, conceived, discovered or developed by me (either alone or jointly with others), or result from or are suggested by any work performed by me (either alone or jointly with others) for or on behalf of the Company or its affiliates, (i) during the period of my employment with the Company, whether before or after the execution of this Agreement and whether or not made, conceived, discovered or developed during regular business hours or (ii) during or after the period of my employment with the Company, whether before or after the execution of this Agreement, if based on or using Proprietary Information or otherwise in connection with my activities as an employee of the Company (collectively, the “Company Inventions”), and (b) all benefits, privileges, causes of action and remedies relating to the Company Inventions, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Invention; and to settle and retain proceeds from any such actions), free and clear of all liens and encumbrances.  I agree that all such Company Inventions are the sole property of the Company or any other entity designated by it, and all Intellectual Property Rights shall vest in and inure to the benefit of the Company or such other entity.  I agree and acknowledge that all copyrightable Company Inventions shall be considered works made for hire prepared within the scope of my employment.  THIS PARAGRAPH DOES NOT APPLY TO ANY INVENTION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA, A COPY OF WHICH IS ATTACHED TO THIS AGREEMENT AS EXHIBIT 1.  I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.

(e)   License.  If, under applicable law notwithstanding the foregoing, I retain any right, title or interest (including any Intellectual Property Right) with respect to any Company Invention, I hereby grant and agree to grant to the Company, without any limitations or additional remuneration, a worldwide, exclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Company Invention and I agree not to make any claim against the Company or its affiliates, suppliers or customers with respect to such Company Invention.

(f)   Records; Disclosure.  I agree to keep and maintain adequate and current written records regarding all Inventions made, conceived, discovered or developed by me (either alone or jointly with others) during my period of employment or after the termination of my employment if based on or using Proprietary Information or otherwise in connection with my activities as an employee of the Company.  I agree to make available such records and disclose promptly and fully in writing to the Company all such Inventions, regardless of whether I believe the Invention is a Company Invention subject to this Agreement or qualifies fully under the provisions of Section 2870(a) of the California Labor Code, and the Company will examine such disclosure in confidence to make such determination.  Any such records related to Company Inventions shall be the sole property of the Company.

(g)   Assistance and Cooperation.  I agree to cooperate with and assist the Company, and perform, during and after my employment, all acts deemed necessary or desirable by the Company, to apply for, obtain, establish, perfect, maintain, evidence, enforce or otherwise protect any of the full benefits, enjoyment, right, title and interest throughout the world in the Company Inventions.  Such acts may include, but are not limited to, execution of assignments of title and other documents and assistance or cooperation in legal proceedings.  Should the Company be unable to secure my signature on any such document, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized representatives as my agent and attorney-in-fact, with full power of substitution and delegation, to undertake such acts in my name as if executed and delivered by me (which appointment is coupled with an interest), and I waive and quitclaim to the Company any and all claims of any nature whatsoever that I may have or may later have for infringement of any Intellectual Property Rights in or to the Company Inventions.

(h)   Moral Rights.  To the extent allowed by applicable law, the assignment of the Company Inventions includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent I retain any such Moral Rights under applicable law, I hereby waive and agree not to institute, support, maintain or permit any action or proceeding on the basis of, or otherwise assert, such Moral Rights.  I hereby authorize the Company to publish the Company Inventions in the Company’s sole discretion with or without attributing any of the foregoing to me or identifying me in connection therewith and regardless of the effect on such Company Inventions or my relationship thereto.  I agree to ratify and consent to any action that may be taken or authorized by the Company with respect to such Company Inventions, and I will confirm any such ratifications and consents from time to time as requested by the Company.

(i)   Excluded Inventions.  I agree to identify in Schedule A all Inventions, if any, that I wish to exclude from the scope of this Agreement, including all Inventions made, conceived, discovered or developed (either alone or jointly with others) prior to my employment by the Company (collectively, “Excluded Inventions”).  I represent and warrant that such list is complete and accurate, and I understand that by not listing an Invention I am acknowledging that such Invention was not made, conceived, discovered or developed prior to my employment by the Company.

(j)   Employee Inventions and Third Party Inventions.  I shall not, without prior written approval by the Company, make any disclosure to the Company of or incorporate into Company property or Company Inventions any Invention owned by me or in which I have an interest (“Employee Invention”) or owned by a third party (“Third Party Invention”).  If, in the course of my employment with the Company, I make any disclosure to the Company of or incorporate into Company property or Company Inventions an Employee Invention, with or without Company approval, I hereby grant and agree to grant to the Company a worldwide, nonexclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Employee Invention and I agree not to make any claim against the Company or its affiliates, suppliers or customers with respect to any such Employee Invention.

(k)   Representations; Warranties and Covenants.  I represent, warrant and covenant that:  (i) I have the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (ii) any Company Inventions that are copyrightable works are my original works of authorship; and (iii) neither the Company Inventions nor any element thereof are subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments.

(l)   Adequate Consideration.  I acknowledge that the Company Inventions and the associated Intellectual Property Rights may have substantial economic value, that any and all proceeds resulting from use and exploitation thereof shall belong solely to the Company, and that the salary and other compensation I receive from the Company for my employment with the Company includes fair and adequate consideration for all assignments, licenses and waivers hereunder.

6.   Prohibition on Disclosure or Use of Third Party Confidential Information.  I will not disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information or materials belonging to others (including without limitation any former employers) at any time, nor will I use any such information or materials in the course of my employment with the Company.  I acknowledge that no officer or other employee or representative of the Company has requested or instructed me to disclose or use any such information or materials, and I will immediately inform my supervisor in the event I believe that my work at the Company would make it difficult for me not to disclose to the Company any such information or materials.

7.   No Conflicts; Former Agreements.  I represent and warrant that I have no other agreements or relationships with or commitments to any other person or entity that conflict with my obligations to the Company as an employee of the Company or under this Agreement, and that my employment and my performance of the terms of this Agreement will not require me to violate any obligation to or confidence with another.  I agree I will not enter into any oral or written agreement in conflict with this Agreement.  Except as disclosed on Schedule A to this Agreement, I represent and warrant that I have not entered into any other agreements or relationships with or commitments to any other person or entity regarding proprietary information or Inventions.

8.   Third Party and Government Contracts.  I understand that the Company has or may enter into contracts with other persons or entities, including the United States government or its agents, under which certain Intellectual Property Rights will be required to be protected, assigned, licensed, or otherwise transferred.  I hereby agree to be bound by all such agreements, and to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such contracts.

9.   Termination; Return of Materials.  I agree to promptly return all property of the Company, including, without limitation, (a) all source code, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, (b) all equipment furnished to or prepared by me in the course of or incident to my employment, and (c) all written or tangible materials containing Proprietary Information in my possession upon termination of my employment for any reason or at any other time at the Company’s request.  Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Company Invention.  I understand that my obligations contained in this Agreement will survive the termination of my employment and I will continue to make all disclosures required of me by Section 5(e) above.  In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule B hereto.  I agree that after the termination of my employment, I will not enter into any agreement that conflicts with my obligations under this Agreement and will inform any subsequent employers of my obligations under this Agreement.  The termination of any employment or other agreement between the Company and me shall not terminate this Agreement and each and all of the terms and conditions hereof shall survive and remain in full force and effect.

10.   Remedies.  I recognize that nothing in this Agreement is intended to limit any remedy of the Company under prevailing law governing the protection of trade secrets or other Intellectual Property Rights.  In addition, I acknowledge that any breach by me of this Agreement would cause irreparable injury to the Company for which pecuniary compensation would not afford adequate relief and for which it would be extremely difficult to ascertain the amount of compensation which would afford adequate relief to the Company.  Therefore, I agree that if I breach any provision of this Agreement, the Company shall be entitled to injunctive or other equitable relief to remedy any breach or prevent any threatened breach of this Agreement, without the necessity of posting bond or other security or proving it has sustained any actual damage.  This remedy will be in addition to any other remedies available to the Company at law or in equity.

11.   Miscellaneous Provisions.

(a)   Assignment; Binding Effect.  I acknowledge and agree that my performance is personal hereunder, and that I shall have no right to assign, delegate or otherwise transfer and shall not assign, delegate or otherwise transfer any rights or obligations under this Agreement.  Any such assignment, delegation or other transfer shall be null and void.  This Agreement may be assigned or transferred by the Company.  Subject to the foregoing, this Agreement shall inure to the benefit of the Company and its affiliates, successors and assigns, and shall be binding on me and my heirs, executors, administrators, devisees, spouses, agents, legal representatives and successors in interest.

(b)   Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflict of law rules.

(c)   Jurisdiction.  Except for actions for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Southern District of California or in state court in the County of San Diego, California, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

(d)   Severability.  If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be unenforceable, such provision shall be enforced to the greatest extent permitted by law and the remainder of this Agreement shall remain in full force and effect.

(e)   Waivers.  Delay or failure to exercise any right or remedy under this Agreement shall not constitute a waiver of such right or remedy.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

(f)   Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning of interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular and any gender shall include any other gender.

(g)   Entire Agreement; Amendment.  This Agreement, including without limitation the Schedules and Exhibits hereto, constitutes the entire agreement between the Company and me with respect to the subject matter hereof and replaces and supersedes any prior or existing agreement entered into by me and the Company with respect to the subject matter hereof.  This Agreement may not be modified or amended, in whole or in part, except by a writing signed by me and a duly authorized representative of the Company other than me.  I agree that any subsequent change in my duties or compensation for employment will not affect the validity or scope of this Agreement.

IF YOU HAVE ANY QUESTIONS CONCERNING THIS AGREEMENT, YOU MAY WISH TO CONSULT AN ATTORNEY.  MANAGERS, LEGAL COUNSEL AND OTHERS AT THE COMPANY ARE NOT AUTHORIZED TO GIVE YOU LEGAL ADVICE CONCERNING THIS AGREEMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Date:	Joachim P.H. Schupp, M.D.
Employee Name

Employee Signature

EXHIBIT 1

CALIFORNIA LABOR CODE
SECTION 2870-2872

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

2.	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

SCHEDULE A
EMPLOYEE DISCLOSURE

1.           PROPRIETARY INFORMATION

Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of Transdel Pharmaceuticals, Inc. (the “Company”), other than information I have learned from the Company in the course of being hired:

(Check here _____ if continued on additional attached sheets)

2.           EXCLUDED INVENTIONS

The following information is provided in accordance with Section 5 of the Employee Proprietary Information and Invention Assignment Agreement (“Agreement”) executed by me:

I have made no Inventions prior to my employment with the Company that are owned by me (either alone or jointly with others) and I do not wish to exclude any Inventions from the scope of the Agreement.

The following is a complete and accurate list of all Inventions I have made, conceived, discovered or developed prior to my employment with the Company, that are owned by me (either alone or jointly with others), which I wish to exclude from the scope of the Agreement:

(Check here _____ if continued on additional attached sheets)

3.           FORMER AGREEMENTS

The following information is provided in accordance with Section 5(l) of the Agreement:

I am not party to any agreement or have any relationship with or commitment to any other person or entity regarding proprietary information or Inventions.

The following is a complete and accurate list of all agreements, relationships with or commitments to any other person or entity regarding proprietary information or Inventions.  I have attached copies of any such agreements in my possession or, to the extent that I am prohibited from doing so due to confidentiality obligations, I have summarized the relevant terms thereof.

(Check here _____ if continued on additional attached sheets)

Date:	Joachim P.H. Schupp, M.D.
Employee Name

Employee Signature

SCHEDULE B

TERMINATION CERTIFICATE CONCERNING
PROPRIETARY INFORMATION AND COMPANY INVENTIONS

This document is to certify that I have returned all property of Transdel Pharmaceuticals, Inc. (the “Company”), including, without limitation, (a) all source code, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, (b) all equipment furnished to or prepared by me in the course of or incident to my employment, and (c) all written and tangible materials containing Proprietary Information in my possession.

I further certify that I have reviewed the Employee Proprietary Information and Invention Assignment Agreement (the “Agreement”) signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the disclosure of any Inventions made, conceived, discovered or developed by me (either alone or jointly with others) during my period of employment or after the termination of my employment if based on or using Proprietary Information or otherwise in connection with my activities as an employee of the Company, and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company.  This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.

On termination of my employment with the Company, I will be employed by __________________________________ in the position of ________________________________________.

Date:	Joachim P.H. Schupp, M.D.
Employee Name

Employee Signature